SCHEDULE I
                       To Distribution Agreement between
                   The Victory Variable Insurance Funds and
                    Bisys Fund Services Limited Partnership
                           dated as of July 1, 1999



Name of Fund

Diversified Stock Fund, Class A
Small Company Opportunity Fund, Class A
Investment Quality Bond Fund, Class A